Exhibit 10.1

ECOLAB INC.

MANAGEMENT PERFORMANCE INCENTIVE PLAN

(As amended and restated on February 27, 2014)

1.                                      Purpose of Plan.

The purpose of the Ecolab Inc. Management Performance Incentive Plan, as amended (the “Plan”) is to advance the interests of Ecolab Inc. (the “Company”) and its stockholders by enabling the Company and its Subsidiaries to attract and retain key executives of outstanding ability, by focusing such key executives on pre-established, objective performance goals and by providing such key executives with opportunities to earn financial rewards based on the achievement of such performance goals. The Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be administered and interpreted so as to ensure such compliance. In addition, the Plan is intended to be exempt from the requirements of Section 409A of the Code by reason of the short term deferral exception under Treas. Reg. Sec. 1.409A-1(b)(4).

2.                                      Definitions.

For the purposes of the Plan, the following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1                               “Award” means a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company (or a Subsidiary) based upon the extent to which the Participant’s Performance Goal(s) are achieved during the relevant Performance Period and subject to the Committee’s discretion pursuant to Section 3.1.

2.2                               “Board” means the Board of Directors of the Company.

2.3                               “Code” is defined in Section 1 of the Plan.

2.4                               “Committee” is defined in Section 3 of the Plan.

2.5                               “Company” is defined in Section 1 of the Plan.

2.6                               “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, a determination by the Committee that the Participant is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.

2.7                               “Executive Officer” means an executive officer of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

2.8                               “GAAP” means generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board, United States (or predecessors or successors thereto or agencies with similar functions), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

2.9                               “Participant” means an Executive Officer of the Company to whom an Award is granted by the Committee under the Plan.

2.10                        “Performance Goal” means a performance objective established by the Committee for a particular Participant for a Performance Period pursuant to Section 5 of the Plan for the purpose of determining the extent to which an Award has been earned for such Performance Period. Each Performance Goal will consist of (a)  “Performance Criteria,” as defined in Section 5.2 of the Plan, which are one or more objectively determinable measures related to individual, business unit or Company performance, and (b) a “Performance Target,” which is the level at which the relevant Performance Criteria must be achieved for purposes of determining whether a cash payment is to be made under an Award, which may be stated as a threshold level below which no payment will be made, a maximum level at or above which full payment will be made and intermediate targets which will result in payment between such threshold and maximum level.

2.11                        “Performance Period” means a Plan Year or, for an Executive Officer who is first hired as, or first becomes eligible for this Plan as, an Executive Officer after the first day of the Plan Year and who becomes a Participant during the Plan Year, such portion of the Plan Year as determined by the Committee.

2.12                        “Plan” is defined in Section 1 of the Plan.

2.13                        “Plan Year” means the fiscal year of the Company.

2.14                        “Retirement” means termination of employment at an age and length of service such that the Participant would be eligible to an immediate commencement of benefit payments under the final average compensation formula of the Company’s defined benefit pension plan available generally to its employees, whether or not such individual actually elects to commence such payments (provided that, (i) if the Participant is not covered by the Company’s defined benefit pension plan, or (ii) if the Participant is covered under the cash balance formula of such plan, then the Participant will be deemed to be covered by the final average compensation formula of such plan for purposes of this Plan).

2.15                        “Subsidiary” means any entity that is directly or indirectly controlled by the Company, as determined by the Committee.

3.                                      Plan Administration.

3.1                               The Committee. The Plan will be administered by a committee appointed by the Board consisting solely of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code (the “Committee”). In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following: (a) selecting the Executive Officers to be Participants; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. The Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that (x) the Committee shall have the authority provided for in Section 3.2 of the Plan; and (y) the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit due pursuant to an Award upon the attainment of one or more Performance Goals included in such Award. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

3.2                               Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off) or other similar change affecting the Company’s shares, (b) any purchase, acquisition, sale or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business, (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (a) — (d), results in a change in the components of the calculations of any of the Performance Criteria, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the board of directors of the surviving corporation consisting solely of two or more “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code) shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

4.                                      Participation.

The Participants for any Performance Period shall be those Executive Officers who are granted Awards by the Committee under the Plan for such Performance Period.

5.                                 Grant of Awards.

5.1                               Nature of Awards. An Award granted under the Plan shall provide for a cash payment to be made solely on account of the attainment of one or more pre-established, objective Performance Goals included in such Award, subject to the Committee’s authority pursuant to Sections 3 and 10 of the Plan.

5.2                               Performance Criteria. Performance Criteria which the Committee may include in Awards made under the Plan include the following measurements as applied to the Company as a consolidated entity or, except as to Diluted Earnings Per Share, a business division or business or staff unit thereof:

(a)                                 “Diluted Earnings Per Share” (“EPS”) means net income (loss) per common share, diluted, as reported in the Company’s audited year-end Consolidated Statement of Income (“Statement of Income”) for the Plan Year;

(b)                                 “Operating Income” means “operating income” as reported or included in the Company’s Statement of Income;

(c)                                  “Net Sales” means “net sales” as reported or included in the Company’s Statement of Income;

(d)                                 “Days Sales Outstanding” (“DSO”) means the 12 point average of month-end DSO numbers, and month-end DSO numbers shall mean monthly performance for days sales invested in trade accounts receivable, determined by using the “exhaustion method”;

(e)                                  “Capital Expenditures” means “capital expenditures” reported or included in the Company’s year-end audited Consolidated Statement of Cash Flows for the Plan year;

(f)                                   “Inventory Days On Hand” (“DOH”) means, by category of inventory, the average of the 12 month-end DOH numbers, and the month-end DOH numbers shall mean, by category of inventory, (i) inventory on hand at standard cost, divided by (ii) cost of goods at standard cost based on either forecasted requirements or historical shipments;

(g)                                  “Controllable Expenses” means expenses under the control of the Participant;

(h)                                 “Return on Beginning Equity” means net income (loss) as reported or included in the Company’s Statement of Income divided by beginning of the year “shareholders equity” as reported or included in the Company’s year-end audited financial statements for the Plan Year; and

(i)                                     “Return on Net Assets” means (i) Operating Income, less income taxes at the applicable effective rate, divided by (ii) total assets less cash and cash equivalents, investments in securities and non-interest bearing liabilities as reported or included in the Company’s year-end audited financial statements for the Plan year, including footnotes.

Any Performance Goal based on one or more of the foregoing Performance Criteria may, in the Committee’s discretion, be expressed in absolute amounts, relative to one or more other Performance Criteria, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index (including stock market indices) or other external measures.

5.3                               Establishment of Performance Goals. Not later than 90 days after the commencement of the Plan Year (or such earlier date as may be required pursuant to Section 162(m) of the Code) the Committee shall determine in writing for each Participant:

(a)                                 the Performance Goal(s) for the Participant, including in each case one or more of the Performance Criteria set forth in Section 5.2 of the Plan and the Performance Target for each Performance Criteria;

(b)                                 if more than one Performance Goal is specified for a Participant, the relative weight assigned to each Performance Goal; and

(c)                                  the cash award expressed as a percentage of the base salary for the Participant for the Performance Period (as fixed at the time the Performance Goal(s) are established), provided that the Committee shall also place a maximum dollar amount on such cash award which may not exceed $7 million.

For an Executive Officer who is first hired as, or first becomes eligible for this Plan as, an Executive Officer and who becomes a Participant after the first day of the Plan Year, the Performance

Goals shall be established by the Committee as set forth in this Section within the time period permitted by Section 162(m) of the Code.  In establishing the Performance Goals applicable to any Award, the Committee may provide that one or more objectively determinable adjustments may be made to the manner of calculating the Performance Criteria on which the Performance Goals are based to take into account the impact of events of the type specified in Section 3.2 of the Plan.

6.                                      Payment of Awards.

As soon as practicable after the Committee has received the appropriate financial and other data after the end of a Plan Year, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant. Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 8 of the Plan, shall be made as soon as practicable thereafter, but not later than the later of (i) the 15th  day of the third month following the end of the Participant’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) the 15th  day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture. Notwithstanding anything in the Plan to the contrary, no payment made pursuant to any Award in respect of any Performance Period shall exceed $7 million.

7.                                      Effect of Termination of Employment.

7.1                               Termination Due to Death, Disability or Retirement. In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by clause (y) of Section 3.1 of the Plan) shall be paid (pursuant to Section 6 of the Plan, including satisfaction of the applicable Performance Goals, after the completion of the Plan Year) a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s death, Disability or Retirement, as the case may be, as determined by the Committee.

7.2                               Termination for Reasons Other than Death, Disability or Retirement. In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability or Retirement, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may pay the Participant (pursuant to Section 6 of the Plan, including satisfaction of the applicable Performance Goals) after completion of the Plan Year, an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.

8.                                      Payment of Withholding Taxes.

The Company is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company (or Subsidiary) reasonably determines are necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

9.                                      Rights of Eligible Executive Officers and Participants; Transferability.

9.1                               Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or otherwise modify the terms and conditions of the employment of any Executive Officer or Participant at any time, nor confer upon any Executive Officer or Participant any right to continue in the employ of the Company or any Subsidiary.

9.2                               Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

9.3                               Non - Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or any Subsidiary or create any limitations on the power or authority of the Board or any committee thereof to adopt such additional or other compensation arrangements as the Board or committee may deem necessary or appropriate.

10.                               Plan Amendment, Modification and Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the stockholders of the Company if stockholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code. Any termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

11.                               Unfunded, Unsecured Obligation.

A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan (subject to the authority of the Committee pursuant to Sections 3 and 10 of the Plan). No portion of the amount payable to Participants upon the achievement of any Performance Goal therein shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

12.                               Effective Date and Duration of the Plan.

The Plan (originally titled the “1999 Ecolab Inc. Management Performance Incentive Plan”) was originally approved by the Board on February 19, 1999 and by the Company’s stockholders on May 14, 1999. The Plan was further amended and restated by the Board on February 28, 2004, and approved by the Company’s stockholders on May 7, 2004. The Plan was further amended and restated by the Board on February 27, 2009, and approved by the Company’s stockholders on May 8, 2009. The Plan was further amended and restated by the Board on February 27, 2014, subject to stockholder approval as required by Section 162(m) of the Code. No benefits will be granted or amounts will be paid pursuant to the further amended and restated Plan unless and until such stockholder approval is obtained. If approved, the further amended Plan shall be effective for the Plan Year beginning on January 1, 2014 and will remain in effect until the date of the first meeting of the Company’s stockholders that occurs in 2019. The Plan may be terminated at any time by the Board. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Sections 3 and 10 of the Plan.

13.                               Miscellaneous.

13.1                        Governing Law. Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Minnesota, without regard to the conflict of law rules of the State of Minnesota or any other jurisdiction.

13.2                        Successors. The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.